Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Jones Soda Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	15,614,573(1)	$0.2278 (2)	$3,557,000	0.0000927	$329.74

Total Offering Amounts							$329.74
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$329.74

(1)

Includes (i) 10,000,000 shares of the Registrant’s common stock (the “Common Stock”) issuable under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”), (ii) 1,936,074 shares of Common Stock reserved, but unissued under the Registrant’s 2011 Incentive Plan (the “2011 Plan”) that are now issuable under the 2022 Plan, and (iii) 3,678,499 shares of Common Stock underlying outstanding awards granted under the 2011 Plan, which if forfeited become available for issuance under the 2011 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Jones Soda Co.’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee, and are based on the average of the bid and asked prices of the Common Stock on the OTCQB Venture Marketplace on May 17, 2022.